Exhibit 19
Insider Trading Policy

1.PURPOSE AND SCOPE
This Insider Trading Policy (this “Policy”) provides guidelines regarding transactions in the securities of Albemarle Corporation (“Albemarle” or the “Company”) and the handling of material non-public information about the Company and the companies with which Albemarle does business. Albemarle has adopted this Policy, effective October 4, 2024, to promote compliance with applicable securities laws that prohibit certain persons who are aware of “Material Nonpublic Information" (as defined below) about a company from: (i) trading in securities of that company or (ii) providing Material Nonpublic Information to other persons who may trade on the basis of that information.
This Policy applies to (i) directors, officers, and employees of Albemarle and its subsidiaries, (ii) such persons’ Family Members (as defined below), and (iii) Albemarle contractors and consultants (e.g., Company auditors, consultants, or attorneys) who may have access to Material Nonpublic Information concerning the Company and/or third parties conducting business with Albemarle (collectively, “Insiders”). In addition, to promote compliance with insider trading laws, it is Albemarle’s policy not to engage in transactions of Albemarle securities in violation of insider trading laws.
2.CERTAIN DEFINED TERMS
2.1Corporate Secretary: the Company’s General Counsel & Corporate Secretary and Deputy General Counsel & Assistant Secretary; also, another employee if designated by the General Counsel.
2.2Family Members: Family members of a person, including a spouse or children who reside with such person, anyone else who lives in such person’s household, and any family members who do not live in such person’s household but whose transactions in Albemarle Securities are directed by such person or are subject to such person’s influence or control, such as parents or children who consult with such person before they trade in Albemarle Securities (as defined below).
2.3Restricted Insiders: Members of the Company’s Board of Directors, corporate officers of Albemarle, and certain other employees of Albemarle and its subsidiaries who may be notified from time to time by the Corporate Secretary that they are Restricted Insiders.
2.4Material Nonpublic Information: Any information that a reasonable investor would consider important in making a decision to purchase, hold, or sell securities that has not been disclosed generally to the investing public in a manner that complies with applicable securities laws (e.g., by a press release or in a report furnished or filed with the U.S. Securities and Exchange Commission (the “SEC”)). Information that is likely to result in an increase or decrease in the market price of a security or other financial instrument is particularly likely to be material information. Such information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt, equity, or derivative. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. Although it is not possible to list all types of material information, the following are examples of the types of information that are particularly sensitive and should be treated as material:
•earnings and related financial performance information (whether consolidated or on a business unit basis);
•performance against or changes to externally communicated financial, sales, or other performance targets;
•performance against or changes to financial, sales, and other significant internal business forecasts;
•significant changes in sales volumes, market share, product pricing, mix of sales, strategic plans, or liquidity;
•events regarding Albemarle’s Securities (such as stock splits or changes in dividends, defaults on senior securities, calls of securities for redemption, repurchase plans, changes in the rights of security holders or public or private sales of additional securities);
•major strategic transactions, including mergers, acquisitions, tender offers, joint ventures, or a significant change in assets;
•bank borrowing or other financing transactions outside of the ordinary course;
•pending or proposed restructuring initiatives;
•changes in leadership or auditors;
•major cybersecurity breaches or incidents;
•gain or loss of, or other development regarding, a significant customer or supplier; or
•significant litigation, investigations, or regulatory actions or proceedings.
Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until one full trading day has passed after the day on which the information is released. For example, if material information is announced via press release on Tuesday after market close, such information can be considered public beginning at market open on Thursday.
If an Insider has a question as to whether certain information is material or nonpublic, such Insider should not trade on or communicate the information to anyone without contacting the Corporate Secretary for guidance.
2.5Securities: Includes common stock, preferred stock, bonds, notes or debentures (including convertible debt securities), put options, call options or other derivative securities (including derivative securities that are not issued by the company, such as exchange-traded put or call options or swaps), and other marketable securities of a company.

3.THE POLICY
3.1Restrictions Applicable to all Covered Persons:
a.General Prohibition on Insider Trading.
i.Except as otherwise specified below, no Insider shall, directly or indirectly, engage in any transactions (including gifts) involving any Securities issued by Albemarle (collectively, “Albemarle Securities”) during any period commencing on the date that the Insider first possesses Material Nonpublic Information concerning Albemarle and ending at the earlier of (a) the beginning of the second market trading day after the public disclosure of that information or (b) such time as that nonpublic information is no longer material.
ii.No Insider shall, directly or indirectly, engage in any transactions in another company’s Securities while in possession of Material Nonpublic Information concerning that company when that information was obtained in the course of employment with, or the performance of services to or on behalf of, Albemarle.
b.Prohibition on Tipping Information to Others. Insiders are prohibited from disclosing Material Nonpublic Information concerning the Company or making any recommendations or expressing opinions on the basis of Material Nonpublic Information as to trading in Albemarle Securities (or any other company or its securities to the extent such information is acquired in the course of employment with, or the performance of services on behalf of, Albemarle) to others (including, but not limited to, family members, friends, social acquaintances, investors, financial analysts, and consulting firms) who might use it for trading or pass it along to others who might trade. This practice, known as “tipping,” can result in liability for the Insider even though the Insider did not personally trade. This prohibition applies whether or not the Insider receives any benefit from the person who did trade.
c.Other Prohibited Transactions. The Company considers it inappropriate for Insiders to engage in speculative transactions in Albemarle Securities or in certain other transactions in Albemarle Securities that may lead to inadvertent violations of insider trading laws or that create a conflict of interest for the Insider. Therefore, Insiders may not engage in any of the following transactions with respect to Albemarle Securities:
i.short sales;
ii.buying or selling Albemarle options (other than stock options granted pursuant to Albemarle’s long-term incentive plans), including puts or calls;
iii.purchases of Albemarle Securities on margin, holding Albemarle Securities in margin accounts, and/or pledging Albemarle Securities as collateral;
iv.hedging transactions, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of any Albemarle Securities; and

v.placing standing or limit orders with a broker to buy or sell Albemarle Securities that have a duration beyond a valid “Trading Window” (as defined below) (other than when such orders are made pursuant to a Rule 10b5-1 plan).
If an Insider has questions regarding whether a contemplated transaction falls into a prohibited category, please contact the Corporate Secretary for guidance.
3.2Additional Restrictions Applicable to Certain Insiders:
a.Trading Windows for Restricted Insiders.
i.Restricted Insiders may engage in transactions in Albemarle Securities (including gifts) only during an open trading window (a “Trading Window”) or pursuant to a Rule 10b5-1 plan. The Corporate Secretary will determine the commencement date and length of each Trading Window. However, Trading Windows will generally open one full trading day following Albemarle’s public release of its earnings release with respect to its quarterly or annual financial results and end at 11:59 p.m. Eastern Time on the 15th day of the last month of each calendar quarter. If the 15th falls on a weekend or holiday, the Trading Window shall not be extended to the next trading day. Trading in Albemarle Securities during a Trading Window should not be considered a "safe harbor," and all Insiders and other persons should use good judgment at all times to make sure that their trades are not effected while they are in possession of Material Nonpublic Information concerning the Company.
ii.From time to time, upon prior notice by the Corporate Secretary to the persons affected, Albemarle may also require that all or certain Insiders refrain from engaging in transactions in Albemarle Securities even during a Trading Window due to material information known to Albemarle and not yet disclosed to the public (such period a “Special Blackout Period”). The existence of a Special Blackout Period should not be communicated to any other person.
b.Mandatory Preclearance of Transactions by Section 16 Filers. Restricted Insiders who are required to make filings with the SEC pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (collectively, “Section 16 Filers”) must receive preclearance from the Corporate Secretary prior to executing any transactions in Albemarle Securities, even during an open Trading Window. A request for preclearance to trade in Albemarle Securities should be submitted to the Corporate Secretary via email (Insider.Trading@albemarle.com) at least two business days in advance of the proposed transaction. If the requestor becomes aware of Material Nonpublic Information concerning Albemarle before the trade is executed, any preclearance shall then be void and it is incumbent on the requestor to ensure that the trade is not completed. Transactions not effected within five business days of the receipt of preclearance from the Corporate Secretary become subject to pre-clearance again. If a Section 16 Filer seeks preclearance and permission to engage in the transaction is denied, then he or she is prohibited from initiating the proposed transaction in Albemarle Securities and should not inform any other person of the denial (other than as necessary to ensure that the proposed transaction is not initiated).
c.Reporting Obligations and Short-Swing Transactions. Section 16 Filers must submit a copy of any trade order or confirmation relating to the purchase or sale of Albemarle Securities to the Corporate Secretary via email (Insider.Trading@albemarle.com) within one business day of any such transaction. This information is necessary to enable Albemarle to monitor trading by Section 16 Filers and ensure that all such trades are properly reported. Section 16 Filers must also comply with the limitations on short-swing transactions set forth in Section 16 of the Exchange Act.
3.3Certain Transactions Not Subject to Trading Restrictions:
a.Stock Option Exercises. This Policy does not apply to the purchase of stock through the exercise of a stock option acquired pursuant to Albemarle’s long-term incentive plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have Albemarle withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a cashless exercise of an option through a broker, or any other market sale for the purpose of generating the cash needed to pay the exercise price or tax obligations of an option.
b.Vesting of Restricted Stock. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which an Insider elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of previously restricted stock.
c.401(k) Plan. This Policy does not apply to purchases of Albemarle Securities in a 401(k) plan resulting from the periodic contribution of money to the plan pursuant to an Insider’s payroll deduction election. This Policy does apply, however, to certain elections an Insider may make under the 401(k) plan, including to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, an election to borrow money against the 401(k) plan account if the loan will result in a liquidation of some or all of the Company stock fund balance, and an election to pre-pay a plan loan if the pre- payment will result in allocation of loan proceeds to the Company stock fund.
d.Dividend Reinvestment Plan. This Policy does not apply to purchases of Albemarle Securities under a dividend reinvestment plan resulting from reinvestment of dividends paid on Albemarle Securities. This Policy does apply to an initial decision to elect dividend reinvestment, decisions to increase the level of plan participation, make additional voluntary contributions to a plan or sale any Albemarle Securities purchased pursuant to a plan.
e.Approved Pre-Planned Trading Programs. Insiders may sell (or purchase) Albemarle Securities under certain pre-planned trading programs (i.e., SEC Rule 10b5-1 Plans) that (i) are entered into at a time when not in possession of Material Nonpublic Information concerning Albemarle, (ii) comply with SEC Rule 10b5-1, or any successor rule, (iii) meet the requirements of the Company’s Guidelines for Rule 10b5-1 Plans (attached hereto as Exhibit A), and (iv) have been approved in advance, in writing, by the Corporate Secretary. Restricted Insiders may only enter into SEC Rule 10b5- 1 Trading Plans during a Trading Window and when not in possession of Material Nonpublic Information. Any person who wishes to enter into a SEC Rule 10b5- 1 Trading Plan must contact the Corporate Secretary via email (Insider.Trading@albemarle.com).

Notwithstanding anything to the contrary contained in this Policy, any restriction that would be impermissible by the Company under its 401(k) plan pursuant to The Employee Retirement Income Security Act of 1974 (ERISA) shall be deemed null and void.
3.4Personal Responsibility for Compliance and Penalties for Violations:
a.Personal Responsibility for Compliance with this Policy. Compliance with this Policy, including having the Corporate Secretary preclear a proposed transaction, is not an assurance that an insider trading violation will not be found to have occurred. This Policy is only designed to reduce the risk that such violation will be found to have occurred. The ultimate responsibility for adhering to this Policy and avoiding improper trading rests exclusively with each Insider. Any action on the part of Albemarle, the Corporate Secretary, or any other Albemarle employee pursuant to this Policy does not in any way constitute legal advice or insulate an Insider from liability under applicable securities laws.
b.Penalties for Violations of Insider Trading Laws. Individuals who trade on Material Nonpublic Information (or tip such information to others who trade) can be liable for civil and criminal fines, penalties, and imprisonment, in addition to disciplinary action by Albemarle, including dismissal for cause. Insiders must notify the Corporate Secretary if they become aware of a breach of this Policy.
3.5Applicability to Former Employees and Directors:
This Policy may continue to apply to transactions in Albemarle Securities even after an Insider’s employment with Albemarle ends. Subject to additional terms, conditions, or restrictions that may be set forth in an agreement between the Insider and Albemarle:
a.Former Restricted Insiders. Upon termination of their status with Albemarle, Restricted Insiders are no longer required to engage in transactions in Albemarle Securities exclusively during a Trading Window, but all other aspects of this Policy (including mandatory preclearance of any transactions by Section 16 Filers) shall apply until the later of (i) the commencement of the Trading Window following the public release of earnings for the fiscal quarter in which the Restricted Insider’s status with Albemarle terminates or (ii) one full trading day following the earlier of (a) the public disclosure of any Material Nonpublic Information known to the Restricted Insider or (b) such time as any Material Nonpublic Information known to the Restricted Insider is no longer material.
b.For all other former Insiders, this Policy shall apply until one full trading day following the earlier of (i) the public disclosure of any Material Nonpublic Information known to the Insider or (ii) such time that any Material Nonpublic Information known to the Insider is no longer material.
4.POLICY INTREPRETATION ASSISTANCE
The Corporate Secretary is responsible for interpreting and updating this Policy as required. The Corporate Secretary may authorize variances in the procedures set forth in this Policy, provided that those variances are consistent with the general purpose of this Policy and applicable securities laws. Any such variance must be confirmed in writing. Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Corporate Secretary.

Effective Date:    October 4, 2024

EXHIBIT A
Guidelines for Rule 10b5-1 Plans
Albemarle’s Insider Trading Policy prohibits Insiders from trading in Albemarle Securities when they are in possession of Material Nonpublic Information about the Company. In addition, individuals further designated as Restricted Insiders are not permitted to trade in Albemarle Securities outside of certain defined Trading Windows. This approach helps to protect Albemarle and Insiders from the risk of violating the insider trading laws. However, it also imposes significant limitations on the ability of Insiders to trade in Albemarle Securities, which can make it difficult for to execute timely financial decisions consistent with each person’s personal needs and circumstances.
To provide more flexibility in terms of trading in Albemarle Securities, the Company allows Insiders to transact in Albemarle Securities in accordance with an approved Rule 10b5-1 trading plan (each, a “Rule 10b5-1 Plan”) according to their own personal investment plan schedules, while reducing their risk of allegations of insider trading.
Rule 10b5-1 provides a defense from insider trading liability. In order to be eligible to rely on this defense, a person must enter into a Rule 10b5-1 Plan that meets the conditions specified in the rule. Rule 10b5-1 only provides an “affirmative defense” if there is an insider trading lawsuit. It does not prevent anyone from bringing a lawsuit, nor does it prevent the media from reporting on any transactions executed pursuant to a plan.
1.What is a Rule 10b5-1 Plan?
With a Rule 10b5-1 plan, Insiders are permitted to schedule the purchase and sale of Albemarle Securities — even outside of company Trading Windows — as long as those Insiders are adopting the Rule 10b5-1 plan in accordance with plan requirements. The Insider will be making a decision, at a time when they do not have Material Nonpublic Information, as to when and at what price the Insider wants to sell or buy Albemarle Securities in the future. A simple example of a Rule 10b5-1 plan might read as follows: Sell 1,000 shares of Albemarle common stock on the first day of each quarter, at a price no lower than $100 per share. There is a lot of flexibility in the plan design, but all the requirements described below must be strictly followed.
A Rule 10b5-1 Plan is a binding contract, and once the plan is adopted, the Insider is not permitted to exercise any further influence over the amount of Albemarle Securities to be traded, the price at which they are to be traded, or the date of the trade under the plan. Also, once a Rule 10b5-1 Plan is in place, the Insider should not trade in Albemarle Securities that are subject to that Plan, even during open Trading Windows, except with the prior written approval of the Corporate Secretary.
2.Requirements for Establishment and Trading Under a Rule 10b5-1 Plan
2.1Minimum Plan Requirements: Your 10b5-1 Trading Plan must:
a.Be entered into in good faith and during an open Trading Window at a time when you do not possess Material Nonpublic Information concerning Albemarle.
b.Be in writing and preapproved by the Corporate Secretary before being put in place.
c.Be put in place only at a broker acceptable to the Corporate Secretary.

d.Include appropriate trading instructions. You may either specify the price, number of shares, and date of trades ahead of time or provide a formula or other instructions by which your broker can determine the price, amount, and date of trades. Alternatively, you may simply authorize your broker to make purchase and sale decisions on your behalf without any control or influence by you.
e.Prohibit you from exercising any influence over the amount of Albemarle Securities to be traded, the price at which they are to be traded, or the date of the trade.
f.Comply with the following “cooling-off” periods:
i.For Albemarle Section 16 Filers, provide that no trade under a Rule 10b5-1 Plan may be triggered earlier than the later to occur of (i) 90 days after the date the Rule 10b5-1 Plan is executed or (ii) 2 business days after the filing of Albemarle’s Form 10-Q or Form 10-K, as applicable, for the fiscal quarter in which the plan was executed, up to a maximum of 120 days after the date the plan is executed; or
ii.For other Insiders, provide that no trade may be triggered earlier than 30 days after the date the Rule 10b5-1 Plan is executed.
g.Include an expiration date that is at least six months but not more than 18 months from the effective date of your Rule 10b5-1 Plan. The Corporate Secretary will not approve plans with terms less of than 6 months or in excess of 18 months. Shorter-term plans may be viewed as an attempt to make advantageous short-term trades, and longer-term plans are likely to have to be amended or terminated, which defeats the ultimate purpose of Rule 10b5-1 Plans.
h.Include representations that, at the time of adoption, you (1) are not aware of Material Nonpublic Information about Albemarle or its securities and (2) you are adopting the contract, instruction, or plan in good faith and not as part of plan or scheme to evade the prohibitions of SEC Rule 10b5-1.
i.Not permit sales of Albemarle common stock to levels below the Insider’s applicable stock holding requirement, if any.
2.2Trading Outside Your 10b5-1 Trading Plan: You may only purchase or sell Albemarle Securities outside of your Rule 10b5-1 Plan in accordance with the Insider Trading Policy. In addition, you may not buy or sell Albemarle Securities in an effort to use a hedging strategy to offset your plan trades while a plan is in effect. Any trading outside of your Rule 10b5-1 Plan will be subject to heightened scrutiny for potential hedging and, depending on the circumstances, it may be advisable not to engage in any trading outside the plan.
2.3Limit on Overlapping Plans: You may not have more than one Rule 10b5-1 Plan outstanding at the same time, except in limited circumstanced pursuant to Rule 10b5-1 and subject in all cases to preapproval by the Corporate Secretary.
2.4Limits on Single Trade Plans: In accordance with the terms of Rule 10b5-1, you may not have more than one “single trade” Rule 10b5-1 Plan in place during any 12-month period.

2.5Amendment, Suspension or Termination of a Rule 10b5-1 Plan: Amendments, suspensions, and terminations will be viewed in hindsight and could call into question whether the Rule 10b5-1 Plan was entered into in good faith. Therefore, amendments, suspensions, and terminations of Rule 10b5-1 Plans require preapproval of the Corporate Secretary, which will inquire into the change in circumstances that has occurred since the inception of the plan that is giving rise to the requested amendment, suspension, or termination. Scheduled sales or purchases of Albemarle Securities pursuant to your Rule 10b5-1 Plan will not be halted during the pendency of your amendment, suspension, or termination request. You may voluntarily amend, suspend, or terminate your Rule 10b5-1 Plan, subject to the following conditions:
a.You may only amend, suspend, or terminate your Rule 10b5-1 Plan during a Trading Window, when not in possession of Material Nonpublic Information concerning Albemarle, and following preclearance by the Corporate Secretary.
b.You must sign a certificate in favor of your broker affirmatively stating that you do not possess Material Nonpublic Information concerning Albemarle at the time of the amendment, suspension, or termination.
c.Any amendment or modification to your Rule 10b5-1 Plan must include the applicable cooling-off period pursuant to Rule 10b5-1.
3.Process for Creating a Rule 10b5-1 Plan
The process for creating a Rule 10b5-1 plan is as follows:
a.Contact your broker and ensure that they have experience with Rule 10b5-1 Plans, and that they have specialized resources available to help you. Working with your broker, you will develop the terms of a Rule 10b5-1 plan that meets your individual needs and document it using the broker’s standard template.
b.Once your plan is drafted, you will need to submit it to the Corporate Secretary for review to ensure that it meets all the necessary requirements. It will be necessary for you to e-mail a copy of the draft to Insider.Trading@Albemarle.com. You should feel free to call our Corporate Secretary with any questions you may have. All Rule 10b5-1 Plans must be submitted for approval at least five business days prior to the date you intend to enter into the Rule 10b5-1 Plan.
c.The Corporate Secretary will send confirmation of approval of your Rule 10b5-1 Plan to your broker, and you and your broker may then execute your Rule 10b5-1 plan to go into effect in accordance with its terms. A copy of the fully executed plan must be provided to the Corporate Secretary with two business days of being finalized.
d.If you are one of Albemarle’s Section 16 Filers, please note that a Rule 10b5-1 Plan does not relieve you of the requirements of Rule 144, short-swing profit rules, or timely Form 4 filings. Your broker will assist you with the required Form 144 filings, and Albemarle will assist you with the required Form 4 filings provided information regarding your trading activity is timely provided in the manner contemplated by this Insider Trading Policy. If you have any questions, please contact the Corporate Secretary.